As filed with the Securities and Exchange Commission on May 12, 2017

Registration No. 333-202287

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Delaware	2890	37-1744899
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1450 Centrepark Boulevard, Suite 210
West Palm Beach, FL 33401
(561) 207-9600
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

John E. Capps
Executive Vice President, General Counsel and Secretary
Platform Specialty Products Corporation
1450 Centrepark Boulevard, Suite 210
West Palm Beach, Florida 33401
(561) 207-9600
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

With a Copy to:
Donn A. Beloff, Esq.
Flora R. Perez, Esq.
Greenberg Traurig, P.A.
401 E. Las Olas Blvd., Suite 2000
Ft. Lauderdale, Florida 33301
(954) 765-0500

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.
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Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Platform Specialty Products Corporation, a Delaware corporation (the "Company" or "Platform"), is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-3, Registration No. 333-202287, which was declared effective by the Securities and Exchange Commission (the "SEC") on May 6, 2015 (the "Original Registration Statement"), to terminate the effectiveness of the Original Registration Statement and the offering of the securities thereunder.
The Original Registration Statement relates to the resale by Nalozo L.P., as the selling stockholder named in the Original Registration Statement, of up to 22,107,590 shares of Platform's common stock (the "Initial Shares") issuable upon the conversion of 600,000 shares of Platform's Series B convertible preferred stock (the "Series B Preferred Stock"). The Series B Preferred Stock was issued pursuant to a Share Purchase Agreement dated October 20, 2014, as amended from time to time (the "SPA") among the Company, Nalozo S.à.r.l. and Nalozo L.P. in connection with the acquisition by the Company of Arysta LifeScience Limited from Nalozo S.à.r.l.
On September 9, 2016, the Company and its subsidiary MacDermid Agricultural Solutions, Inc. entered into a Settlement Agreement and Release (as amended, the "Agreement") with Permira Advisers LLC, Nalozo S.à.r.l. and Nalozo L.P., which Agreement was previously filed with the SEC. The Agreement provided the Company with the option, from October 20, 2016 to December 15, 2016, to settle (i) all of its obligations under the SPA with respect to the Series B Preferred Stock in exchange for a cash payment of $1.00 and the issuance of 5,500,000 freely-tradeable shares of its common stock (the "Converted Shares") upon conversion of the Series B Preferred Stock in accordance with the terms of the Certificate of Designation of the Series B Preferred Stock, and (ii) for a payment of $460 million, its obligation to pay the make whole payment as described in the SPA.
Following the Company's exercise of its option under the Agreement, on December 13, 2016, the Series B Preferred Stock was converted and the Converted Shares were issued by the Company to Nalozo L.P. The Converted Shares were subsequently sold by Nalozo L.P. pursuant to the Original Registration Statement.
Given that the Converted Shares have been issued and resold, and that the remaining16,607,590 Initial Shares will not be issued based on the terms of the Agreement, the Company is filing this Post-Effective Amendment No. 1 to the Original Registration Statement to terminate the Original Registration Statement immediately upon effectiveness of this Post-Effective Amendment No. 1.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Original Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of West Palm Beach, in the State of Florida, on May 12, 2017.

PLATFORM SPECIALTY PRODUCTS CORPORATION

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Original Registration Statement has been signed by the following persons in the capacities indicated below:

Signature	Title	Date

/s/ Rakesh Sachdev	Director and Chief Executive Officer	May 12, 2017
Rakesh Sachdev	(principal executive officer)

/s/ John P. Connolly	Chief Financial Officer	May 12, 2017
John P. Connolly	(principal financial officer and principal accounting officer)

*	Chairman of the Board	May 12, 2017
Martin E. Franklin

*	Director	May 12, 2017
Ian G. H. Ashken

*	Director	May 12, 2017
Nicolas Berggruen

*	Director	May 12, 2017
Michael F. Goss

*	Director	May 12, 2017
Ryan Israel

*	Director	May 12, 2017
E. Stanley O’ Neal

*
The undersigned, pursuant to a power of attorney executed and filed with the SEC on February 25, 2015 on the signature page to the Original Registration Statement and incorporated herein by reference, by signing his name hereto, does hereby sign and deliver this Post-Effective Amendment No. 1 to the Original Registration Statement on behalf of each of the persons noted above in the capacities indicated.

*By:	/s/ Frank J. Monteiro
Name:	Frank J. Monteiro, Attorney-in-Fact